                                                              EXHIBIT (g)(2)


ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1995 AND 1994
(AMOUNTS IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

ASSETS                                                                        1995            1994
----------------------------------------------------------------------------------------------------
Current Assets
    Cash and cash equivalents                                               $17,079        $180,215
    Short-term investments                                                    1,347          24,546
    Contract receivables, net of allowance for doubtful accounts of
      $375 and $354, respectively                                             8,208           8,026
    Prepaid expenses                                                          1,967           1,357
    Other current assets                                                      1,613           3,624
    Deferred income taxes                                                     1,376             901
                                                                           --------        --------
         Total current assets                                                31,590         218,669

Restricted cash                                                              31,497             -
Property, plant and equipment, net                                          173,507         151,415
Assets under capital lease, net                                              27,138           3,118
Assets held for sale, net                                                     5,209            -
Assets subject to settlement                                                149,629            -
Intangible assets, net                                                       17,752          24,453
Deferred debt acquisition costs, net accumulated amortization
  of $3,378 and $1,520, respectively                                         13,412          13,866
Deferred charges, net of accumulated amortization of $3,217 and $194,
  respectively                                                                3,178           2,199
Deferred income taxes                                                         4,100           3,710
Other assets                                                                    261             775
                                                                           --------        --------
                                                                           $457,273        $418,205
                                                                           --------        --------
                                                                           --------        --------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1995 AND 1994
(AMOUNTS IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

LIABILITIES AND STOCKHOLDERS' EQUITY                                           1995            1994
----------------------------------------------------------------------------------------------------
Current liabilities:
    Accounts payable                                                       $  12,742      $  16,921
    Accrued interest                                                           1,499          7,035
    Accrued expenses and other current liabilities                            13,499          9,851
    Current portion of capital lease and long-term debt obligation             1,485            533
    Income taxes payable                                                         595            964
                                                                           ---------      ---------
         Total current liabilities                                            29,820         35,304

Senior subordinated debt                                                     125,000        125,000
Senior long-term debt, net of discount of $989 and $1,170, respectively      199,011        198,830
Capital lease and long-term debt obligation                                   62,895          4,218
Other long-term liabilities                                                    2,502          1,324
Minority interest                                                                -              619
                                                                           ---------      ---------
         Total liabilities                                                   419,228        365,295
                                                                           ---------      ---------
Commitments and contingencies
Stockholders' equity:
    Common stock, $0.01 per share par value; Class A Common Stock,
    40,000,000 shares authorized, 12,883,571 and 12,331,082 shares issued and outstanding at September 30, 1995 and 1994,
    respectively; Class B Common Stock, 5,000,000 shares authorized,
    1,248,249 and 1,614,583 shares issued and outstanding at
    September 30, 1995 and 1994, respectively; Class C Common Stock,
    5,000,000 shares authorized, 2,026,111 shares issued
    and outstanding                                                              162            160
Additional paid-in capital                                                    60,028         59,980
Cumulative currency adjustment                                                  (121)           (67)
Retained deficit                                                             (16,446)        (1,585)
                                                                           ---------      ---------
                                                                              43,623         58,488
Less predecessor carry-over basis                                             (5,578)        (5,578)
                                                                           ---------      ---------
         Total stockholders' equity                                           38,045         52,910
                                                                           ---------      ---------
         Total liabilities and stockholders' equity                         $457,273       $418,205
                                                                           ---------      ---------
                                                                           ---------      ---------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
(AMOUNTS IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                                                                      1995           1994           1993
----------------------------------------------------------------------------------------------------------
Contract revenues                                                 $104,757        $96,395        $88,534
Costs of services                                                   73,097         52,052         49,491
                                                               -----------    -----------    -----------
    Gross profit                                                    31,660         44,343         39,043

General and administrative expense                                  18,683         13,883          9,892
Selling expense                                                      6,228          5,221          3,405
Amortization expense                                                 4,017          4,390          3,500
Reserve for surplus properties                                         892            -              -
                                                               -----------    -----------    -----------
    Income from operations                                           1,840         20,849         22,246

Other expense (income):
    Interest expense                                                21,315         23,567         13,370
    Other                                                               63            (26)           446
    Interest income                                                 (4,318)        (6,671)        (1,220)
    Minority interest                                                  284            393         (1,754)
                                                               -----------    -----------    -----------
         Income (loss) before income taxes and extraordinary
           item                                                    (15,504)         3,586         11,404

Income tax expense (benefit)                                          (643)         1,412          4,651
                                                               -----------    -----------    -----------
Income (loss) before extraordinary item                            (14,861)         2,174          6,753

Extraordinary loss - early extinguishment of debt, net of
  $7,295 in income taxes ($1,373 to related parties,
  net of income taxes)                                                -              -           (11,411)
                                                               -----------    -----------    -----------

Net income (loss)                                                $ (14,881)       $ 2,174        $(4,658)
                                                               -----------    -----------    -----------
                                                               -----------    -----------    -----------
Earnings (loss) per common and common equivalent share:
    Income (loss) before extraordinary item                        $ (0.93)        S 0.12          $0.40
    Extraordinary item                                                -              -             (0.68)
                                                               -----------    -----------    -----------
    Net income (loss)                                              $ (0.93)         $0.12        $ (0.28)

Weighted average common shares and common
  equivalent shares                                             16,059,185     17,546,495     16,714,380
                                                               -----------    -----------    -----------

Earnings (loss) per common share - assuming full dilution:
    Income (loss) before extraordinary item                        $ (0.93)         $0.12         $ 0.40
    Extraordinary item                                                -              -             (0.68)
                                                               -----------    -----------    -----------
    Net income (loss)                                              $ (0.93)         $0.12        $ (0.28)

Weighted average common shares and common
  equivalent shares                                             16,059,165     17,546,495     16,718,167
                                                               -----------    -----------    -----------
                                                               -----------    -----------    -----------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
(AMOUNT IN THOUSANDS, EXCEPT SHARE DATA)

                                     Common Stock     Additional  Cumulative  Retained      Treasury Stock     Predecessor
                                 -------------------    Paid-in    Currency   Earnings    -------------------  Carry-over
                                   Shares     Amount    Capital   Adjustment  (Deficit)    Shares     Amount      Basis       Total
                                 ----------   ------  ----------  ----------  ---------   --------  --------  -----------  --------

Balance at September 30, 1992    12,321,308   $ 123    $17,829     $ (112)     $   976   (102,141)    $ (78)   $ (5,578)   $ 13,160
Net proceeds from issuance
  of common stock                 3,672,011      37     49,483                                                               49,520
Retirement of warrants                                  (7,519)                                                              (7,519)
Appreciation in warrant value                             (941)                                                                (941)
Cancellation of treasury stock     (102,141)     (1)                               (77)   102,141        78                    -
Foreign currency translation
  adjustment                                                          (92)                                                      (92)
Net loss                                                                        (4,658)                                      (4,658)
                                 ----------   ------  ----------  ----------  ---------   --------   --------  ----------- --------
Balance at September 30, 1993    15,891,178     159     58,852       (204)      (3,759)       -           -       (5,578)    49,470
Appreciation in warrant value                             (564)                                                                (564)
Exercise of warrants                80,598        1      1,682                                                                1,683
Foreign currency translation
Adjustment                                                            137                                                       137
Net Income                                                                       2,174                                        2,174
                                 ----------   ------  ----------  ----------  ---------   --------   --------  ----------- --------
Balance at September 30, 1994    15,971,776     160     59,980        (67)      (1,585)       -           -       (5,578)    52,910
Issuance of common stock
  upon exercise of stock options    186,155       2         48                                                                   50

Foreign currency translation
  adjustment                                                          (54)                                                      (54)
Net Loss                                                                       (14,861)                                     (14,861)
                                 ----------   ------  ----------  ----------  ---------   --------   --------  ----------- --------
Balance at September 10, 1995    16,157,931   $ 162    $60,028     $ (121)    $(16,446)       -        $  -     $ (5,578)  $ 38,045
                                 ----------   ------  ----------  ----------  ---------   --------   --------  ----------- --------
                                 ----------   ------  ----------  ----------  ---------   --------   --------  ----------- --------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED SEPTEMBER 30, 1995, 1994 AND 1993
(AMOUNTS IN THOUSANDS)

                                                                                  1995        1994         1993
----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income (loss)                                                           $ (14,861)     $2,174    $ (4,658)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization                                                16,800      10,612      11,123
    Amortization of loan discount and deferred debt acquisition costs             3,384       1,578       1,555
    Reserve for surplus properties                                                  892        -           -
    Minority interest in net income (loss) of consolidated subsidiary               284        393       (1,754)
    Other non-cash items                                                            584        -           -
    Accrued interest on debt converted to principal                                -           -            121
    Unrealized foreign currency loss                                               -           -            273
    Extraordinary loss on early extinguishment of debt, net of taxes               -           -         11,411
  Change in assets and liabilities:
    Increase in contract receivables                                                (11)       (686)       (976)
    Increase in prepaid and other current assets                                   (493)     (1,507)     (1,869)
    (Increase) decrease in deferred taxes                                          (863)        681       4,282
    Increase in deferred charges                                                 (5,034)     (2,099)        (63)
    (Increase) decrease in other long-term assets                                   514         727      (1,535)
    Increase (decrease) in accounts payable                                      (4,212)      6,492         573
    Increase (decrease) in accrued interest                                      (5,536)      1,120       4,239
    Increase (decrease) in accrued expenses and other current liabilities         2,222       1,239        (316)
    Decrease in advances from customers                                            -           (712)     (1,436)
    Increase (decrease) in income taxes payable                                    (369)        446        (822)
    Increase (decrease) in other long-term liabilities                            1,178        (159)        (54)
                                                                             ----------   ---------    --------
       Net cash provided by (used in) operating activities                       (5,521)     20,299      20,094
                                                                             ----------   ---------    --------
Cash flows from investing activities:
  (Purchase) maturity of short-term investments                                  23,199     (24,546)       -
  Purchases of property, plant, equipment and assets under capital lease       (118,895)    (69,350)     (3,091)
  Proceeds from sale of property, plant and equipment                             2,656        -           -
  Increase in assets subject to settlement                                      (88,963)       -           -
  Purchase of minority interest in Canadian subsidiary                           (1,247)       -           -
  Purchases of intangible assets                                                   -         (6,068)        (50)
  Insurance proceeds for damaged assets                                            -           -          1,015
  Other investing activities                                                          6          (5)       (129)
                                                                             ----------   ---------    --------
       Net cash used in investing activities                                 $ (183,244)  $ (99,969)   $ (2,255)
                                                                             ----------   ---------    --------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
(AMOUNTS IN THOUSANDS)

                                                                                  1995        1994        1993
----------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Repayment of senior long-term debt                                           $      -    $      -   $ (85,500)
  Repayment of senior subordinated debt                                               -           -     (25,000)
  Repayment of junior subordinated debt                                               -           -      (1,975)
  Repayment of obligations under capital lease                                   (4,751)       (489)       (414)
  Repurchase of common stock purchase warrants                                        -           -     (12,531)
  Payment of prepayment penalty                                                       -           -      (2,250)
  Capitalization of loan fees                                                    (2,749)     (9,609)     (6,026)
  Proceeds from issuance of senior subordinated notes                                 -           -     125,000
  Proceeds from initial public stock offering                                         -           -      54,400
  Costs of initial public stock offering                                              -           -      (5,407)
  Proceeds from issuance of common stock                                             50           -         527
  Proceeds from borrowings of senior long-term debt                                   -     198,732           -
  Proceeds from capital lease and long-term debt obligation                      64,380           -           -
  Increase in restricted cash                                                   (31,497)          -           -
  Other                                                                               -           -           5
                                                                             ----------   ---------    --------
    Net cash provided by financing activities                                    25,433    188,654       40,829
                                                                             ----------   ---------    --------
Effect of exchange rate on cash                                                     196         137          63
                                                                             ----------   ---------    --------
Net increase (decrease) in cash and cash equivalents                           (163,136)    109,121      58,731

Cash and cash equivalents, beginning of year                                    180,215      71,094      12,363
                                                                             ----------   ---------    --------
Cash and cash equivalents, end of year                                          $17,079    $180,215     $71,094
                                                                             ----------   ---------    --------
                                                                             ----------   ---------    --------

Supplemental cash flow information:
     Cash paid for interest and income taxes for the years ended September 30, 1995, 1994 and 1993 was as follows:

         (in thousands)                 1995          1994            1993
         -----------------------------------------------------------------
         Interest                    $37,448       $21,184          $7,316
         Income taxes                    332           299           2,562

    In May 1994, additional Class A common stock was issued upon exercise of common stock purchase warrants.

    In May 1993, long-term debt due to the minority interest partner in Ebco-Hamilton Partners of approximately $707,000 was transferred to an equity interest by a resolution of the Management Committee of the Partnership.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION:

    Envirotest Systems Corp. ("Envirotest" or the "Company") and its subsidiaries market, install and operate twelve centralized vehicle emissions testing programs under contracts entered into with state and municipal governments within the United States and one program in British Columbia, Canada. The Company also offers states and municipalities services in a variety of sophisticated data management and vehicle identification capabilities.

2.  SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF CONSOLIDATION
    The consolidated balance sheet includes the accounts of Envirotest Systems Corp. and all of its domestic and foreign subsidiary companies. All significant intercompany balances and transactions have been eliminated.

    Minority interest in equity of subsidiary represents the minority partner's proportionate share of the equity of Ebco-Hamilton Partners ("EHP"). At September 30, 1994 and 1993, the Company owned 50.0000006% of EHP. On July 24, 1995, the Company, through its wholly owned subsidiary, Envirotest Holdings Inc., purchased the third party interest in Ebco-Hamilton Partners ("EHP"), the partnership which operates the Company's British Columbia, Canada centralized vehicle emissions testing program. The purchase price of $1.2 million was paid in cash. The acquisition was accounted for as a purchase. The results of the acquired interest in EHP have been combined with the results of the Company since the date of acquisition.

    ESTIMATES
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS
    For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost which approximates market value. Included in the Company's cash and cash equivalents are approximately $16.5 million and $173 million primarily in commercial paper invested through registered broker/dealers at September 30, 1995 and 1994, respectively. The Company intends to hold these investments until maturity.

    SHORT-TERM INVESTMENTS
    Short-term investments have an initial maturity of greater than three months and are carried at cost which approximates market. Short term investments of $1.3 million as of September 30, 1995 consist of certificates of deposit with a financial institution, which collateralize letters of credit. Short term investments of $24.5 million as of September 30, 1994 consisted of commercial paper having the highest rating obtainable from either Moody's Investor Service, Inc. or Standard & Poor's Corporation Inc. and matured in October 1994.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    CONTRACT RECEIVABLES
    The Company's contract revenues and receivables consist of uncollateralized amounts due from state, municipal and foreign governments.

    RESEARCH AND DEVELOPMENT
    Research and development costs are charged to expense as incurred. Research and development expense for the periods ended September 30, 1995, 1994, and 1993 were approximately $33,000, $245,000 and $531,000, respectively, and are included in general and administrative expenses.

    RESTRICTED CASH
    Restricted cash represents proceeds from bonds issued by the Ohio Air Quality Development Authority to finance the costs of acquisition, construction, renovation and equipping of the Company's emissions testing network in Ohio which are being held in trust pending use of those funds. Included in this amount is $6,438,000 which collateralizes a letter of credit.

    PROPERTY, PLANT, EQUIPMENT AND CAPITAL LEASE
    Property, plant and equipment are recorded at cost. The capital lease is recorded at the present value of the future lease principal payments. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets as follows:

         Buildings and site improvements           30 years
         Machinery and equipment                 2-10 years
         Leasehold improvements                  Lease term

    Buildings and site improvements are depreciated on a straight line basis over the estimated useful life of 30 years. Quarterly, the Company prepares an analysis to compare the estimated book value of the buildings, site improvements and land at the estimated completion date of individual contracts (assuming certain renewals, if any) to the estimated residual value. Adjustments to depreciable lives are made accordingly.

    It is possible, given the political and competitive environment in which the Company operates, that the estimates discussed above could change and may result in accelerated depreciation charges. Also, the actual values realized on disposal could differ from the amounts used in estimating the residual values of these properties.

    Interest costs relating to the acquisition and construction of major projects are capitalized and depreciated over the estimated useful lives of the related assets. Interest expense capitalized for the years ended September 30, 1995, 1994 and 1993 was $14,027,000, $1,533,000 and $89,000,
    respectively.

    The cost of maintenance and repairs is charged to expense in the year incurred. Expenditures which increase the useful lives of property and equipment are capitalized.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    When items are retired or disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

    INTANGIBLE ASSETS
    Intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

         Goodwill                        12 years
         Government contracts            12 years
         Computer software                5 years
         License agreement            10-17 years
         Covenants not-to-compete         5 years
         Beneficial ground lease         12 years
         Copyrights                      12 years

    It is the Company's policy to re-evaluate the estimated useful life of each of its intangible assets on a quarterly basis and may adjust the estimated useful life accordingly.

    DEFERRED DEBT ACQUISITION COSTS
    Costs associated with obtaining long-term debt financing have been capitalized and are amortized on a straight-line basis over the repayment term of the related debt.

    DEFERRED CHARGES
    Significant expenses incurred in bringing new emissions testing programs into operation including staff recruitment, staff training, public information and similar pre-operating costs are deferred and amortized over a twelve-month period commencing with the start of the program operations.

    CONTRACT REVENUES
    For vehicle emissions inspection contracts, revenue is based upon the fees that are collectible for the tests that have been performed.

    The Company's contract revenues from five major customers, which individually account for in excess of 10% of the Company's total contract revenue, were $16.5 million, $15.3 million, $14.5 million, $13.3 million and $12.3 million for the year ended September 30, 1995; $16.1 million, $13.6 million, $13.5 million, $13.4 million and $10.3 million for the year ended September 30, 1994 and $15.3 million, $13.8 million, $12.8 million, $10.4 million, and $9.2 million for the year ended September 30, 1993.

    INCOME TAXES
    Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("FAS 109"), requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

    FOREIGN CURRENCY TRANSLATION
    The Company has determined that the local currency of its international subsidiary is the functional currency. In accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation", the assets and liabilities denominated in foreign currency are translated into U.S. dollars at the current rate of exchange existing at period-end and revenues and expenses are translated at average monthly exchange rates. Related translation adjustments are reported as a separate component of stockholders' equity, whereas, gains or losses resulting from foreign currency transactions are included in results of operations.

    NET INCOME (LOSS) PER COMMON SHARE
    Income (loss) per share is based upon the weighed average number of shares of common stock and common stock equivalents outstanding during the period. The treasury method is used in computing incremental common stock equivalents which would result from exercise of outstanding dilutive stock options and warrants. In addition, in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83, common shares issued by the Company in the twelve months preceding the initial public offering at prices substantially lower than the initial public offering price have been included in the calculation of common stock and common stock equivalents (using the treasury stock method) as if they were outstanding for the entire period presented.

    Such common shares and common equivalent shares have been adjusted to reflect a 1300-for-1 stock split authorized by the Board of Director as discussed in Note 12. All per share amounts have been retroactively restated to reflect such common stock split.

    RECLASSIFICATIONS AND PRESENTATION
    Certain reclassifications have been made for consistent presentation.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


3.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment consisted of the following at September 30, 1995 and 1994:

    (IN THOUSANDS)                                  1995           1994
    ----------------------------------------------------------------------
    Property, plant and equipment
      Land                                         $ 24,828       $ 22,198
      Buildings and site improvements                82,334         45,652
      Machinery and equipment                        53,539         19,585
      Leasehold improvements                          4,147          4,469
                                                   --------       --------
                                                    164,848         91,904

    Construction in progress                         33,398         75,752
                                                   --------       --------
                                                    198,246        167,656

    Less accumulated depreciation                    24,739         16,241
                                                   --------       --------
                                                  $ 173,507       $151,415
                                                   --------       --------
                                                   --------       --------

4.  ASSETS UNDER CAPITAL LEASE:

    Assets under capital lease consisted of the following at September 30, 1995 and 1994:

    (IN THOUSANDS)                                   1995           1994
    ----------------------------------------------------------------------
    Land                                            $ 3,185         $  -
    Buildings and site improvements                   6,503          5,077
    Machinery and equipment                             -            1,191
                                                    -------         ------
                                                      9,688          6,268

    Construction in progress                         17,504            -
                                                    -------         ------
                                                     27,192          6,268

    Less accumulated amortization                        54          3,150
                                                    -------         ------
                                                    $27,138         $3,118
                                                    -------         ------
                                                    -------         ------

    At September 30, 1995 Construction in progress includes $2,467 for land and $15,037 for buildings and site improvements which are leased assets under construction.

5.  ASSETS HELD FOR SALE:

    Assets held for sale represent property, plant and equipment at testing sites formerly operated under the Maryland program which terminated December 31, 1994, and two

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5.  ASSETS HELD FOR SALE: (CONTINUED)

    testing sites in Minnesota which will no longer be needed under new State legislation. These properties are currently being marketed for sale. An estimated loss on sale of properties of $892 has been provided for as of September 30, 1995. The estimated loss is based on management's best estimates of the amounts expected to be realized on the sale of these assets. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the estimated loss.

    Assets held for sale (at cost) consisted of the following at September 30, 1995:

    (IN THOUSANDS)                                    1995
    ----------------------------------------------------------
    Land                                             $2,157
    Buildings and site improvements                   3,283
    Machinery and equipment                             593
                                                     ------
                                                      6,033

    Less accumulated depreciation                       824
                                                     ------
                                                     $5,209
                                                     ------
                                                     ------

6.  ASSETS SUBJECT TO SETTLEMENT:

    As previously reported by the Company in its financial statements, legislation adopted by the Pennsylvania General Assembly directed the Pennsylvania Department of Transportation (PennDOT) to delay implementation of the Pennsylvania emissions testing program until March 31, 1995, and to design and submit to the federal Environmental Protection Agency by March 1, 1995 an alternative emissions testing program that consisted of decentralized test-and-repair facilities or a hybrid of decentralized test-and-repair and centralized test-only components and that complied with federal law. On February 28, 1995, the Governor announced an indefinite suspension of the implementation of any program until the Commonwealth receives clarification regarding the elements of a testing program that the federal EPA would find acceptable. The Company entered into an agreement with the Commonwealth of Pennsylvania in April 1995 in an effort to resolve the various contractual claims and issues resulting from the decision by the Commonwealth to suspend its emissions testing program. The agreement provided for a 90 day framework for negotiations to address these matters, and contemplated the filing of certain claims by the Company in order to preserve its legal rights during the course of negotiations. In this connection, the Company filed a complaint with the Commonwealth of Pennsylvania Board of Claims on May 10, 1995 seeking monetary damages and other appropriate relief. A second protective action was filed by the Company on May 15, 1995, in the Commonwealth Court of the Commonwealth of Pennsylvania seeking declaratory and equitable relief and damages. Both actions were filed by the Company in order to preserve its legal rights under the relevant statute of limitations in Pennsylvania.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6.  ASSETS SUBJECT TO SETTLEMENT: (CONTINUED)

    On December 15, 1995, the Company entered into a General Release and Settlement Agreement ("Agreement") with The Commonwealth of Pennsylvania which resolves the issues related to the Company's contract with PennDOT. Under the terms of the Agreement, the Company was paid $25 million on December 29, 1995 and will be paid $40 million on each of July 1996, 1997, and 1998 plus interest at 6% from December 15, 1995. In addition, the Company will sell the assets and retain the proceeds and the Commonwealth will pay the Company (in July 1998) 50% of the amount by which the net proceeds from the sale of the assets (as defined by the Agreement) are less than $55 million up to a maximum of $15 million plus interest at 6% from December 15, 1995. Should the net proceeds from the sale of the assets exceed $55 million, the Company will pay the Commonwealth 75% of the amount by which the net proceeds exceed $55 million.

    Assets subject to settlement (at cost) consisted of the following at September 30, 1995:

    (IN THOUSANDS)                                              1995
    -------------------------------------------------------------------
    Land                                                     $ 13,854
    Buildings and site improvements                            95,685
    Machinery and equipment                                    19,052
    Capitalized interest                                       12,411
    Intangibles                                                 2,735
    Deferred charges                                            4,761
    Other                                                       1,131
                                                             --------
                                                             $149,629
                                                             --------
                                                             --------

7.  INTANGIBLE ASSETS:

    Intangible assets consisted of the following at September 30, 1995 and 1994

    (IN THOUSANDS)                                    1995              1994
    ---------------------------------------------------------------------------
    Government contracts                            $21,294            $24,146
    Covenants not-to-compete                          3,988              3,988
    Computer software                                 2,521              2,521
    Goodwill                                          2,415              2,415
    License agreement                                 1,903              1,903
    Copyrights                                        1,000              2,625
    Beneficial ground lease                             153                153
                                                    -------            -------
                                                     33,274             37,751
    Less accumulated amortization                    15,522             13,298
                                                    -------            -------
                                                    $17,752            $24,453
                                                    -------            -------
                                                    -------            -------

ENVIROTEST SYSTEM CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


8.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

    Accrued expenses and other current liabilities consisted of the following at September 30, 1995 and 1994:

    (IN THOUSANDS)                                   1995           1994
    -----------------------------------------------------------------------
    Accrued employee-related expenses              $ 5,134          $3,705
    Accrued real and personal property taxes         2,077           1,225
    Other accrued expenses                           6,288           4,921
                                                   -------          ------
                                                   $13,499          $9,851
                                                   -------          ------
                                                   -------          ------

9.  SENIOR SUBORDINATED DEBT:

    Senior subordinated debt consisted of the following at September 30, 1995 and 1994:

    (IN THOUSANDS)                                    1995           1994
    ------------------------------------------------------------------------
    Senior Subordinated Notes, due April 1, 2003,
    interest at 9 5/8%, payable semi-annually        $125,000      $ 125,000


    The Senior Subordinated Notes ("Notes") are not redeemable by the Company prior to April 1998. Thereafter, the Notes will be redeemable at any time at the option of the Company, in whole or in part, at the redemption prices beginning at 103.609% of the principal amount for the period beginning April 1, 1998 and declining ratably to 100% of the principal amount on or after April 1, 2001 plus accrued or unpaid interest to the date of redemption.

    The Notes are unsecured obligations of the Company, subordinated in right of payment to all Senior Debt (as defined). The Notes carry various covenants, including a limitation on payment of dividends, incurrence of additional indebtedness and issuance of disqualified stock (as defined).

    As of September 30, 1995 and 1994, the fair value of the Notes, which is determined based on quoted market price, was $62.5 million and $114 million, respectively.

10. SENIOR LONG-TERM DEBT:

    Senior long-term debt consisted of the following at September 30, 1995 and 1994:

    (IN THOUSANDS)                                    1995            1994
    --------------------------------------------------------------------------
    Senior Long-Term Notes, due March 15, 2001,
    interest at 9 1/8 %, payable semi-annually
    beginning September 15, 1994 (net of discount
    of $989 and $1,170, respectively)                $199,011        $198,830


    In March 1994, the Company issued the Senior Long-Term Notes ("Senior Notes") to the public. The Senior Notes are not redeemable by the Company prior to March 15,

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


10. SENIOR LONG-TERM DEBT: (CONTINUED)

    1998. Thereafter, the Senior Notes will be redeemable at any time at the option of the Company, in whole or in part, at redemption prices beginning at 103.083% of the principal amount for the period beginning March 15, 1998 and declining ratably to 100% of the principal amount on or after March 15, 2000 plus accrued or unpaid interest to the date of redemption.

    The Senior Notes are senior unsecured obligations of the Company, senior in right of payment to the 9 5/8% Senior Subordinated Notes of the Company. The Senior Notes carry various covenants, including a limitation on payment of dividends, incurrence of additional indebtedness and issuance of disqualified stock (as defined).

    As of September 30, 1995 and 1994, the fair value of the Senior Notes, which is determined based on quoted market price, was $140 million and $184 million, respectively.

11. STOCK OPTIONS:

    In January 1993, the Company adopted a Stock Option Plan (the "Plan") providing for the grant of options to purchase up to 1,930,285 shares of Class A Common Stock to certain employees of the Company and its subsidiaries and to Outside Directors (as defined) on an annual, nondiscretionary basis. The Plan provides for the grant of options intended to qualify as Incentive Stock Options ("ISO"s) as defined by Section 422 of the Internal Revenue Code and options that do not qualify as ISOs ("NQSO"s). The exercise price per share for all ISOs generally may not be less than 100% of the fair market value on the date of grant. The exercise price per share for NQSOs may be less than, equal to or greater than the fair market value on the date of grant, but not less than par value, except that the exercise price for NQSOs granted to Outside Directors shall be the fair market value on the date of grant. Under the Plan, such options are exercisable according to a vesting schedule pursuant to the terms of each Option Agreement. Unless earlier terminated by the Board of Directors, the Plan will terminate in January 2003, 10 years after its effective date.

    In September 1993, pursuant to an agreement for consulting services, a director and principal stockholder of the Company was granted options to purchase 50,000 shares of Class A Common Stock at an exercise price of $9.75 per share and 50,000 shares at an exercise price of $14.00 per share. Options to purchase 25,000 shares of each of the foregoing options (an aggregate of 50,000) vested upon grant, with the remaining options vesting in September 1994. The unexercised options expire August 31, 1998.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


11. STOCK OPTIONS: (CONTINUED)

    The following table summarizes the status of, and changes in, options granted during the years ended September 30, 1995, 1994 and 1993:

                                          SHARES UNDER           OPTION PRICE
                                              OPTION               PER SHARE
                                          ------------           -------------

    Outstanding at September 30, 1992       1,400,763            $0.27-$0.48
    Granted                                 1,050,542            $9.75-$16.00
    Exercised                                   -                      -
    Canceled                                    -                      -
                                            ---------            -------------

    Outstanding at September 30, 1993       2,451,305            $0.27-$16.00
    Granted                                   396,000            $16.00-$22.00
    Exercised                                     -                    -
    Canceled                                 (125,000)               $16.00
                                            ---------            -------------

    Outstanding at September 30, 1994       2,722,305            $0.27-$22.00
    Granted                                   457,500                $6.13
    Exercised                                (186,155)               $0.27
    Canceled and expired                     (787,000)           $15.88-$22.00
    Reissued                                  454,000                $6.13
                                            ---------            -------------

    Outstanding at September 30, 1995       2,660,650            $0.27-$20.00
                                            ---------            -------------
                                            ---------            -------------
    Options exercisable at:
    September 30, 1993                  1,595,534
    September 30, 1994                  1,939,305
    September 30, 1995                  1,664,150

    Statement of Financial Accounting Standards No. 123 - Accounting for Stock-Based Compensation will be effective for the first quarter of the Company's 1997 fiscal year. This statement introduces a fair-value based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on the new fair-value accounting rules. Companies that choose not to adopt the new fair-value accounting rules will be required to disclose pro forma net income and earnings per share under the new method. Management has not yet determined which method it will adopt.

12. STOCKHOLDERS' EQUITY:

    Envirotest Systems Corp. was incorporated on August 20, 1990 for the purpose of purchasing Hamilton Test Systems, Inc. ("HTS"), a wholly owned subsidiary of United Technologies Corporation (the "Prior Parent"). At the time of the HTS acquisition, a subsidiary of the Prior Parent had an equity interest in Envirotest of approximately

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


12. STOCKHOLDERS' EQUITY: (CONTINUED)

    3.6% of the outstanding stock. Generally Accepted Accounting Principles require that a portion of the equity participation in Envirotest by the Prior Parent be valued using the carry-over basis of its equity interest in HTS prior to the acquisition. Accordingly, a portion of HTS' assets were recorded at the book value of the Prior Parent. The effect of the predecessor carry-over basis ($5,578) is reflected as a component of stockholders' equity.

    On April 1, 1993, the Company issued to the public 3.4 million shares of Class A Common Stock and $125 million principal amount of 9 5/8% Senior Subordinated Notes due 2003. The net proceeds of approximately $168.1 million received by the Company from the sale of the shares and Notes was used to repay outstanding long-

    term indebtedness and to pay certain prepayment uses in connection therewith totaling $109.4 million, and to repurchase warrants to purchase shares of the Company's Class A Common Stock for $12.5 million. The balance of the proceeds of approximately $46.2 million was used for general corporate purposes, including working capital.

    In January 1993, the Board of Directors approved a recapitalization (the "Recapitalization"). As part of the Recapitalization, the Company's existing Class A Common Stock was reclassified as Class B Common Stock and the existing Class B Common Stock was reclassified as Class A Common Stock. Under the Recapitalization, the holders of Class B Common Stock have relatively more voting powers than the holders of Class A Common Stock. Class B Common Stock is convertible into Class A Common Stock.

    The Recapitalization also provided for the reclassification of certain shares of existing Class B Common Stock into a newly established nonvoting Class C Common Stock which, subject to certain limitations, is convertible into Class A Common Stock. September 30, 1992 balances have been restated to reflect the Recapitalization.

    Also in January 1993, the Board of Directors authorized a 1300-for-1 stock split of the Company's Common Stock. September 30, 1992 balances have been restated to reflect the common stock split.

    Payment of cash dividends is restricted by the terms of the Indenture covering the Senior Subordinated Notes (under a formula based upon the consolidated net income of the Company plus proceeds of equity offerings, and subject to the maintenance of a certain consolidated fixed charge coverage ratio).

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENT (CONTINUED)


13. INCOME TAXES:

    Income (loss) before income taxes and after extraordinary item and income tax expense (benefit) for the years ended September 30, 1995, 1994 and 1993 are shown below:

    (IN THOUSANDS)                            1995        1994         1993
    ---------------------------------------------------------------------------
    Income (loss) before income taxes and
      after extraordinary item:
      Domestic operations                  $(16,105)      $3,165     $(4,505)
      Foreign operations                        601          421      (2,797)
                                           --------       ------     -------
         Total consolidated                 (15,504)       3,586      (7,302)

    Income tax:
      Domestic operations:
       Current                                  350          592         100
       Deferred                              (1,159)         515      (2,057)
                                           --------       ------     -------
         Total domestic                        (809)       1,107      (1,957)
                                           --------       ------     -------
    Foreign operations:
      Current                                   -           152          -
      Deferred                                  166         153         (687)
                                           --------       ------     -------
         Total foreign                          166         305         (687)
                                           --------       ------     -------
         Total consolidated                $   (643)      $1,412     $(2,644)
                                           --------       ------     -------
                                           --------       ------     -------

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


13. INCOME TAXES: (CONTINUED)

    Income tax expense (benefit) is included in the financial statements as follows:


    (IN THOUSANDS)                                      1995       1994       1993
    ---------------------------------------------------------------------------------
    Taxes associated with income (loss) before
      extraordinary item                               $(643)     $1,412     $ 4,651
    Taxes associated with extraordinary item             -           -        (7,295)
                                                       -----      ------     -------
    Total income tax expense (benefit)                 $(643)     $1,412     $(2,644)
                                                       -----      ------     -------
                                                       -----      ------     -------


    The Company's tax expense (benefit) differs from the expense (benefit) calculated using the statutory federal income tax rate for the following reasons:


    (IN THOUSANDS)                                                      1995        1994        1993
    --------------------------------------------------------------------------------------------------
    Tax expense(benefit) at statutory federal income tax rate         $(5,271)    $ 1,219     $(2,483)
    Increase (decrease) resulting from:
      Goodwill amortization                                                66          66          66
      Nondeductible expenses                                              172          70          25
      Adjustments of the valuation allowance (FAS 109)                  5,400         895        (245)
      State income taxes, net of federal tax benefit                   (1,162)     (1,021)       (127)
      Foreign taxes, net of federal tax benefit                           152         138          -
      Other                                                                -           45         120
                                                                      -------     -------     -------
    Total income tax expense (benefit)                                $  (643)    $ 1,412     $(2,644)
                                                                      -------     -------     -------
                                                                      -------     -------     -------


    The components of deferred tax balances as of September 30, 1995 and 1994 are as follows:


    (IN THOUSANDS)                                                        1995       1994
    ---------------------------------------------------------------------------------------
    Deferred taxes:
      Capitalized lease                                                $   -        $   327
      Accrued vacation pay                                                 607          301
      Charitable contributions                                             351          218
      Other liabilities                                                  1,659          600
      Net operating loss carryforwards                                  15,840        7,455
      Differences between financial reporting and tax bases of
         fixed and intangible assets                                    (6,369)      (3,078)
      Valuation allowance                                               (6,612)      (1,212)
                                                                       -------      -------
         Net deferred taxes                                            $ 5,476      $ 4,611
                                                                       -------      -------
                                                                       -------      -------

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


13. INCOME TAXES: (CONTINUED)

    The net change in the valuation allowance for the deferred tax assets of the Company is as follows:


    (IN THOUSANDS)                                                        1995       1994
    ---------------------------------------------------------------------------------------
    Beginning balance                                                  $(1,212)     $  (317)
    Adjustment of valuation allowance due to a
      reassessment of the realizability of deferred
      tax assets                                                        (5,400)        (895)
                                                                       -------      -------
    Ending balance                                                     $(6,612)     $(1,212)
                                                                       -------      -------
                                                                       -------      -------


    The Company has recorded a deferred tax asset of $5,476 reflecting the benefit of approximately $38 million in loss carryforwards (net of temporary differences and valuation allowance), which expire in varying amounts between 2006 and 2010. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is "more likely than not", as defined by FAS 109, that the recorded deferred tax asset will be realized because the Company's elusive long-term emissions testing contracts provide stable and predictable revenues. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

    At September 30, 1995 the Company had federal net operating loss carryforwards for tax purposes of approximately $32 million. The amounts expire between 2006 and 2010. The state loss carryforwards vary in amount and expiration date depending upon the jurisdiction.

14. DEFINED CONTRIBUTION PLAN AND SUPPLEMENTAL RETIREMENT PLAN:

    Effective January 1, 1991, the Company adopted a defined contribution 401(k) plan (the "Plan") covering substantially all of its employees. Eligible employees may contribute up to 16% of base compensation to the Plan. The Company has an optional matching program where the Company can match 50% of the employee's first 6% of contribution. Company-matched contributions vest in full after three years of an employee's credited service to the Company. The Company also has an option to make additional profit-sharing contributions equal to 2% of the base salary of each Plan participant. Defined contribution expense for the Company was approximately $586,000, $578,000, and $451,000, for the years ended September 30, 1995,
    September 30, 1994, and September 30, 1993, respectively.

    The Company has supplemental employee retirement plans covering six of its key employees or former employees. The plan benefits for each employee range from $13,000 to $100,000 per year commencing at age 65 for a period of ten years payable in equal monthly installments. The plans also provide death and disability benefits in the event of the death or total disability of an employee while employed by

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


14. DEFINED CONTRIBUTION PLAN AND SUPPLEMENTAL RETIREMENT PLAN: (CONTINUED)

    the Company. The Company's policy is to fund the plan through certain life insurance policies or through the general unrestricted assets of the Company. Supplemental retirement expense for the Company was approximately $511,000, $118,000, and $161,000, for the years ended September 30, 1995,
    September 30, 1994, and September 30, 1993, respectively.

15. RELATED PARTY TRANSACTIONS:

    In exchange for performing ongoing financial and consulting services, the Company paid the principal voting stockholder approximately $250,000 during the year ended September 30, 1993 under a management services agreement. Also under the management services agreement, the principal voting stockholder received a bonus upon the initial public offering of the Company of approximately $521,000. Concurrent with the Company's initial public offering, the management services agreement was terminated.

    Also in connection with the initial pubic offering, the Company paid a principal stockholder and director of the Company management and advisory fees of $750,000. In addition, the Company paid approximately $101,000 during the year ended September 30, 1993 for ongoing financial and advisory services to the same principal stockholder. Also in September 1993, the Company entered into a three-year agreement for consulting services with the same director and principal stockholder of the Company. The agreement provides for a base consulting fee of $240,000 plus expenses annually for the first year and $120,000 annually thereafter, as well as the grant of options. For years ended September 30, 1995, 1994 and 1993, the Company expensed $122,000, $247,000 and $39,000, respectively, under this agreement.

    As the Company has previously disclosed in its periodic reports filed with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, the facilities and assets utilized by the Company in the Cuyahoga County, Ohio I/M testing program (the "Ohio Assets") and the Tennessee I/M testing program (the "Tennessee Assets") were leased to the Company pursuant to separate Sale and leaseback Agreements with Kane Partners, L.P. ("Kane Partners"). Richard Gelfond, a director of the Company, is Vice President of the General Partner of Kane Partners and holds a 25% limited partnership interest in Kane Partners. Chester C. Davenport, Chairman and acting Chief Executive Officer of the Company, holds a 25% limited partnership interest in Kane Partners. In November 1992, Kane Partners acquired the underlying leasehold property and the related rights and obligations from the original lessors of the Ohio and Tennessee Assets.

    The statute and regulations governing Ohio's new I/M 240 test program require that the land and buildings be owned by a third party having no affiliation with the operator of the program. The Ohio program is divided into four separate zones, three of which were subject to competitive bid and, when awarded, complied with this requirement.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


15. RELATED PARTY TRANSACTIONS: (CONTINUED)

    The fourth zone, Cuyahoga County, was subject to an existing contract held by Envirotest at the time contracts for the other zones were awarded by the State (two of which were awarded to the Company). As a condition to entering into a new 10 year contract with Envirotest to conduct I/M 240 vehicle inspections in Cuyahoga County, Ohio (and not submitting this zone to a competitive bid), the State of Ohio required Envirotest to comply with its new I/M legislation and caused Kane Partners to divest its ownership interest in the Ohio Assets. Accordingly, the third party developer utilized approximately $10 million of the net proceeds of the Authority offering described in Note 16 to acquire ownership of the Ohio Assets that will be utilized in the new Cuyahoga County, Ohio program to be operated by the Company. As a result, the land and buildings utilized by the Company under its three Ohio I/M 240 program contracts will be owned by the developer and leased to the Company.

    In connection with the negotiations related to the Ohio Assets, the Company agreed to purchase from Kane Partners the Tennessee Assets for $1.8 million and one Ohio test site that will not be utilized in the new test program for $0.3 million, for an aggregate purchase price of $2.1 million. Although Tennessee Assets and Ohio Assets have been subject to separate sale and leaseback agreements, the assets have served as functional security for a financing provided to the Company in 1990 and were held by Kane Partners since 1992 for the same purpose. Kane Partners utilized a portion of the aggregate proceeds received by it from the sale of the Ohio Assets and Tennessee Assets to retire certain debt obligations held by Chemical Venture Partners and Apollo Advisors, L.P., affiliates of which are directors of the Company and beneficially own approximately 14.2% and 17%, respectively, of the Company's outstanding Class A Common Stock. These debt obligations were incurred by Kane Partners in connection with its initial acquisition of the Ohio Assets and Tennessee Assets.

    In connection with the evaluation and approval of the acquisition of the Ohio Assets and the Tennessee Assets, and as required by the Senior Notes debt covenants, a committee of disinterested directors of the Company retained an independent financial advisor which rendered an opinion stating that (i) the purchase price paid for the Ohio Assets and Tennessee Assets (collectively, the "Purchase Price") was fair to the public shareholders of the Company from a financial point of view, and (ii) the Purchase Price was fair and reasonable to the Company from a financial point of view and was on financial terms which are at least as favorable as financial terms which could be obtained by the Company in a comparable transaction made on an arm's length basis with persons who are not related persons.

    As discussed in Note 16, the Company leased land and facilities in Ohio and Nashville, Tennessee from Kane Partners during 1993, 1994 and part of 1995. Total lease expenses under these leases were approximately $1,567,000, $2,084,000 and $2,093,000 for the years ended September 30, 1995, 1994 and
    1993.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


16. CAPITAL LEASE AND LONG-TERM DEBT OBLIGATION:

    On June 30, 1995, the Ohio Air Quality Development Authority (Authority) issued $64,380,000 of bonds with a 8.1% interest rate to finance the costs of the acquisition, construction, renovation and equipping of the Company's emissions testing network in Ohio. The bonds are subject to mandatory sinking fund redemption and are due December 31, 2005. The land and buildings are owned by a developer (the "Developer") and leased to the Company pursuant to a capital lease. The equipment is owned by the Company. The Developer and the Company separately have entered into loan agreements with the Authority under which the payments will provide for timely payment of principal and interest on the bonds. The Developer and the Company have entered into a master lease agreement pursuant to which the developer will lease the land and buildings to the Company. The Company has the option to renew for two additional periods of five years each at a nominal rate. The Company has the option to purchase the land and buildings for $1 at the expiration or renewal of the lease or termination of the contracts with the Ohio Environmental Protection Agency. The proceeds are held in trust pending use of the funds and the unexpended proceeds are reflected on the Company's balance sheet as restricted cash.

    Pursuant to the master lease and loan agreements, all revenues from the operation of the Ohio emissions testing network will be paid into certain accounts held by the Trustee pursuant to a cash management services agreement. The excess of revenues from operations over the amount required to be paid monthly to the Authority under the loan agreements and to the Ohio Environmental Protection Agency per the contracts will be available to the Company. The bonds are collateralized by all Ohio program assets.

    The future minimum annual payments under the master lease and Company loan agreement for fiscal years ending September 30, are as follows:

    (IN THOUSANDS)
    ------------------------------------------------------------
    1996                                                 $ 6,675
    1997                                                   9,601
    1998                                                   9,583
    1999                                                   9,582
    2000                                                   9,588
    Thereafter                                            51,059
                                                         -------
    Total minimum payments                                96,088
    Amount representing interest                          31,708
                                                         -------

    Present value of minimum payments                    $64,380
                                                         -------
                                                         -------

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


17. OPERATING LEASES:

    The Company is obligated under noncancelable operating leases for the building sites in Vancouver, British Columbia. The Vancouver lease runs for seven years ending August 31, 1999, with monthly payments averaging approximately $300,000. The Company has the option to renew this lease for an additional seven year period. As of September 30, 1995, approximate future minimum lease commitments under noncancelable operating leases are as follows:

    (IN THOUSANDS)
    ------------------------------------------------------------
    1996                                                 $ 5,526
    1997                                                   5,054
    1998                                                   5,024
    1999                                                   4,517
    2000                                                     860
    Thereafter                                             1,288
                                                         -------
                                                         $22,267
                                                         -------
                                                         -------

    Rental expense for the years ended September 30, 1995, 1994 and 1993 was approximately $6,406,000, $5,944,000 and $5,553,000, respectively, net of sublease income of approximately $40,000 for 1995 and $206,000 for 1993.

18. COMMITMENTS AND CONTINGENCIES:

    The Company is exposed to certain potential claims encountered in the normal course of business. Although the claims cannot be estimated, in the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

    The Company's principal commitments at September 30, 1995 consisted of construction contracts of approximately $5.5 million, of which $3.5 million has already been incurred, for the Wisconsin program.

    The Company has several performance bonds on its long-term contracts. These bonds are required by the contacts and vendor agreements in the event the Company cannot perform and complete the contracts and agreements. In the opinion of management, the Company will be able to fulfill the requirements of the long-term contracts and leases.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

    The following is a summary of the Company's quarterly results of operations for the years ended September 30, 1995 and 1994:


                                                                         1995 QUARTERS ENDED
    (IN THOUSANDS, EXCEPT PER SHARE DATA)                    DEC. 31      MAR. 31      JUN. 30     SEP. 30
    -------------------------------------------------------------------------------------------------------
    Total contract revenues                                  $22,745      $24,149      $29,066     $ 28,797
    Gross profit                                               9,929        6,849        8,133        6,749
    Net income (loss)                                          (211)       (1,837)      (2,409)     (10,404)
    Earnings (loss) per common and
     common equivalent share:
      Income before extraordinary item                       $ (0.01)     $ (0.12)     $ (0.15)    $ (0.64)
      Net income (loss)                                      $ (0.01)     $ (0.12)     $ (0.15)    $ (0.64)
    Earnings (loss) per common share -
     assuming full dilution:
      Income before extraordinary item                       $ (0.01)     $ (0.12)     $ (0.15)    $ (0.64)
      Net income (loss)                                      $ (0.01)     $ (0.12)     $ (0.15)    $ (0.64)




                                                                         1994 QUARTERS ENDED
    (IN THOUSANDS, EXCEPT PER SHARE DATA)                    DEC. 31      MAR. 31      JUN. 30     SEP. 30
    -------------------------------------------------------------------------------------------------------
    Total contract revenues                                  $22,770      $21,674      $25,375     $28,576
    Gross profit                                              10,278        8,698       12,565      12,802
    Net income loss)                                           1,496          347          268          63
    Earnings (loss) per common and
     common equivalent share:
      Income before extraordinary item                       $  0.08      $  0.02      $  0.02     $  0.00
      Net income (loss)                                      $  0.08      $  0.02      $  0.02     $  0.00
    Earnings (loss) per common share -
     assuming full dilution:
      Income before extraordinary item                       $  0.08      $  0.02      $  0.02     $  0.00
      Net income (loss)                                      $  0.08      $  0.02      $  0.02     $  0.00



20. EXTRAORDINARY LOSS:

    In April 1993 the Company repaid certain notes payable to stockholders and senior long-term debt using a portion of the proceeds of the Company's initial public offering. At the time of the repayment of existing debt from the proceeds of the offerings, unamortized debt issuance costs and discounts, together with applicable prepayment fees, were written off as an extraordinary charge of $11.4 million, net of taxes.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


21. FOREIGN OPERATIONS:

    The Company's contract revenues from its subsidiary, which is located in Vancouver, British Columbia and began operations in September 1992, were approximately $12,285,000, $13,450,000 and $9,232,000 for the periods ended September 30, 1995, 1994 and 1993, respectively, and were earned from a single customer. Identifiable assets of the foreign subsidiary totaled approximately $5,686,000 and $6,221,000 at September 30, 1995 and 1994,
    respectively. The foreign subsidiary had a gross profit (loss) of approximately $1,875,000, $2,464,000 and ($2,388,000) for the years ended
    September 30, 1995, 1994 and 1993, respectively.

22. SUMMARIZED SEPARATE FINANCIAL INFORMATION:

    The Company's consolidated subsidiaries, Envirotest Technologies, Inc. ("ETI"), Remote Sensing Technology, Inc. and Envirotest Partners ("Partners") are guarantors of the Senior Notes and Notes. The total assets, net equity and net income of all the subsidiaries not guaranteeing the Senior Notes and Notes are less than ten percent of the respective amounts reported in the consolidated financial statements. As required by Rule 3-10(a) of Regulation S-X, this footnote sets forth the summarized financial information of the guarantor subsidiaries as of September 30, 1995 and 1994 and for the years ended September 30, 1995, 1994 and 1993.

    In accordance with Staff Accounting Bulletin No. 73, the summarized financial information reflects the push down of the Company's debt, related interest expense and allocable debt issue costs associated with the Company's acquisition of ETI. In addition, as required by Staff Accounting Bulletin No. 55, the summarized financial information reflects all of the expenses that the Company incurred on the guarantors' behalf. Except for interest expense, certain general and administrative expenses and income taxes, expenses are separately identifiable and therefore, charged directly to the guarantors. Interest expense is allocated based on the amount of debt related to the acquisition of ETI; common general and administrative expenses are allocated based on management's assessment of the actual costs associated with the guarantors' operations; and income tax expense is provided in the guarantors' financial data on a separate return basis. Management believes that the methods used to allocate expenses to the guarantors are reasonable.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


22. SUMMARIZED SEPARATE FINANCIAL INFORMATION: (CONTINUED)


COMBINED SUMMARIZED BALANCE SHEET DATA
SEPTEMBER 30, 1995 AND 1994


(IN THOUSANDS)                                                  1995       1994
-----------------------------------------------------------------------------------
ASSETS
Current assets                                               $  5,886    $  8,964
Non-current assets                                            250,961     123,355
                                                             --------    --------

   Total assets                                              $256,847    $132,319
                                                             --------    --------
                                                             --------    --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Due to parent                                                $144,596    $   -
Other current liabilities                                      10,242      18,635
                                                             --------    --------
   Total current liabilities                                  154,838      18,635
Non-current liabilities                                        80,074      96,243
Stockholders' equity                                           21,935      17,441
                                                             --------    --------

Total liabilities and stockholders' equity                   $256,847    $132,319
                                                             --------    --------
                                                             --------    --------



COMBINED SUMMARIZED STATEMENTS OF OPERATIONS DATA
FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993


(IN THOUSANDS)                                      1995       1994       1993
---------------------------------------------------------------------------------
Contract revenues                                 $45,047     $52,317    $51,053
Gross profit                                       24,379      30,216     30,075

Income before extraordinary item                    4,948      10,726      9,954
Net income                                          4,948      10,726      2,782


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.


                                      70